UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 14, 2008
ONCOTHYREON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2601 Fourth Avenue, Suite 500
Seattle, WA 98121
(Address of principal executive offices, including zip code)
(206) 801-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     We received a letter from The Nasdaq Stock Market on August 14, 2008 indicating that we do not comply with the requirements for continued listing on The NASDAQ Global Market because we does not meet the maintenance standard that specifies, among other things, that (i) the market value of our common stock be at least $50 million as required by Marketplace Rule 4450(b)(1)(A) or (ii) total assets and total revenue be at least $50 million as set forth in Marketplace Rule 4450(b)(1)(B). This notification has no immediate effect on the listing of our common stock on The NASDAQ Global Market.
     We may regain compliance with the minimum market value of listed securities standard if, at anytime prior to September 15, 2008, the market value our common stock is at least $50 million in the aggregate, or approximately $2.57 per share, for a minimum of ten consecutive business days (or such longer period of time as may be required by Nasdaq, at its discretion), based upon 19,492,432 shares outstanding as of August 14, 2008.
     If we fail to regain compliance with The NASDAQ Global Market listing standards by September 15, 2008, we may appeal Nasdaq’s determination to the Nasdaq Listing Qualifications Panel. This appeal process may take several weeks, during which time its common stock would continue to trade on The NASDAQ Global Market.
     In addition, we believe that we currently meet the standards for listing on The NASDAQ Capital Market, which requires, among others things, stockholders’ equity of at least $2.5 million or minimum market value of listed securities of at least $35 million. If we continue to meet such standards, we may choose at any time prior to the end of the appeal process to apply to transfer the listing of our common stock to The NASDAQ Capital Market.
     We issued a press release announcing the receipt of such letter on August 20, 2008, a copy of which is attached hereto as Exhibit 99.1.

Item 8.01	Other Events
     Item 1A—Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the SEC on August 11, 2008 is supplemented as follows:
     Our common stock may become ineligible for listing on The Nasdaq Stock Market, which would materially adversely affect the liquidity and price of our common stock.
     We have received a letter from The Nasdaq Stock Market that we do not comply with the requirements for continued listing on The NASDAQ Global Market because we do not meet the maintenance standard that specifies, among other things, that (i) the market value our common stock be at least $50 million or (ii) our total assets and total revenue be at least $50 million.
     Absent an increase in the market value of our common stock, we currently believe that our ability to maintain a listing on The NASDAQ Global Market will require us to satisfy an alternative listing standard that specifies, among other things, that we maintain stockholders’ equity of at least $10 million. As of the date of this Current Report on Form 8-K, we do not meet this requirement. We have previously disclosed our intent to intent to seek additional financing to fund our operations; however, in the current difficult capital markets environment, we cannot offer any assurances that we will be able to generate sufficient proceeds from an equity offering to establish compliance with this alternative listing standard. Even if we consummated an equity financing that allowed us to satisfy the minimum stockholders’ equity requirement, we expect that stockholders’ equity would decrease over time after the financing as we continue to use cash in our operating activities. As a result, even if we were able to regain compliance with The NASDAQ Global Market listing standards by satisfying the minimum stockholders’ equity requirement, there can be no assurances that we would continue to satisfy such requirement for an extended period.
     If we fail to regain compliance with The NASDAQ Global Market listing standards by September 15, 2008, we may appeal Nasdaq’s determination that our common stock be delisted from The NASDAQ Global Market; however we can offer no assurance that such appeal will be successful. If we continue to fail to meet the listing standards for The NASDAQ Global Market, we can seek the transfer of the listing of our common stock to The NASDAQ Capital Market. Although we believe that we currently meet the standards for listing on The NASDAQ Capital Market, which requires, among others things, stockholders’ equity of at least $2.5 million or minimum market value of listed securities of at least $35 million, we can offer no assurances that we will continue to do so. If we are unable to continue to list our common stock for trading on The NASDAQ Global Market or The NASDAQ Capital Market, the liquidity of our shares of common stock, our ability to obtain additional financing and our stock price may be materially and adversely affected.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Text of Press Release issued August 20, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.
By:	/s/ Edward A. Taylor
Edward A. Taylor
Chief Financial Officer and VP of Finance and Administration

Date: August 20, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Text of Press Release issued August 20, 2008.